STEELPATH MLP SELECT 40 FUND

SHAREHOLDER MEETING (Unaudited)

      On November 16, 2012, at 12:00 p.m. Central Time a shareholder meeting of SteelPath
MLP Select 40 Fund (the Fund) was held. At the meeting the sub-proposals (Proposal No. 1 and Proposal No. 2) were approved as described in the Funds proxy statement for that meeting. The following is a report of the votes cast:

1:	Proposal to approve a new investment advisory agreement
			For	Against	Abstain	Total
	46,116,223	480,766	224,891	46,821,879


Proposal 2: To approve changing, or removing, certain fundamental investment policies

2a:	Proposal to remove the 80 percent investment policy
		For	Against	Abstain	Total
		39,596,152	6,892,825	332,904	46,821,879


2b:  Proposal to revise the policy relating to borrowing
		For	Against	Abstain	Total
		45,884,663	642,628	294,587	46,821,879

2c:  Proposal to revise the policy relating to concentration of investments
		For	Against	Abstain	Total
		45,901,846	617,240	302,792	46,821,879

2d:  Proposal to remove the policy relating to diversification of investments
		For	Against	Abstain	Total
		39,721,624	6,789,889	310,366	46,821,879

	2e:  Proposal to revise the policy relating to lending
		For	Against	Abstain	Total
		45,892,559	623,776	305,543	46,821,879

2f:  Proposal to revise the policy relating to real estate and commodities
		For	Against	Abstain	Total
		45,839,568	693,485	288,827	46,821,879

2g:  Proposal to revise the policy relating to senior securities
		For	Against	Abstain	Total
		45,853,675	681,859	286,344	46,821,879

2h:  Proposal to revise the fundamental policy relating to underwriting
		For	Against	Abstain	Total
		45,904,381	636,097	281,400	46,821,879

On November 16, 2012, at 1:00 p.m. Central Time a shareholder meeting of the
Fund was held. At the meeting the sub-proposal (Proposal No. 4) was approved as described in the Funds proxy statement for that meeting.
The following is
a report of the votes cast:


Proposal 4:	The election the Board of Trustees (all Funds
voting together):

                                    FOR	WITHHELD		TOTAL

William F. Glavin, Jr.	190,480,035	21,121,640	211,601,675
Edward L. Cameron	209,838,889	1,762,786	211,601,675
Jon S. Fossel	209,838,688	1,762,987		211,601,675
Sam Freedman	209,831,511	1,770,164		211,601,675
Richard F. Grabish	209,970,686	1,630,989	211,601,675
Beverly L. Hamilton	210,149,673	1,452,002	211,601,675
Victoria J. Herget	210,153,782	1,447,893	211,601,675
Robert J. Malone	209,986,245	1,615,430	211,601,675
F. William Marshall, Jr.209,820,041	1,781,634	211,601,675
Karen L. Stuckey	210,173,447	1,428,228	211,601,675
James D. Vaughn	210,007,842	1,593,833		211,601,675


On November 30, 2012, at 1:00 p.m. Central Time a shareholder meeting of the Fund was held. At the meeting the sub-proposal (Proposal No. 3) was approved as described in the Funds proxy statement for that meeting.
The following is a
report of the votes cast:

Proposal 3:	Proposal to amend the Agreement and Declaration of
Trust
(all Funds voting together)
	For	Against	Abstain	Total
	87,238,332	21,502,722	1,998,239	110,789,292